Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

June 15, 2010

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of PTM Publications Incorporated of our report dated on June 15, 2010, with respect to the audited financial statements of PTM Publications Incorporated, included in Form 10-K for the year ended February 28, 2010.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board